Exhibit 35.1

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of August 1, 2014, (the “Agreement”), by and among Morgan Stanley Capital I Inc., as Depositor; Wells Fargo Bank, National Association, as , Master Servicer; Rialto Capital Advisors, LLC, as Special Servicer; Pentalpha Surveillance LLC, as Trust Advisor; Citibank, NA as Trustee, Certificate Administrator, Certificate Registrar and Authenticating Agent; and Wells Fargo Bank, National Association as Custodian the following:

1. A review of the Company’s activities as Certificate Administrator during the reporting period beginning January 1, 2018 and ending December 31, 2018 (the “Reporting Period”), and of its performance under the Agreements has been made under my supervision.

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreements in all material respects throughout the Reporting Period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 20, 2019

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director